EXHIBIT (a)(22)


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN PERSONAL FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED all of your General Cable securities, please send this letter and the accompanying statutory notice at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

IF YOU HAVE ALREADY VALIDLY ACCEPTED the Offer in respect of all your General Cable securities, you should ignore this letter and the accompanying statutory notice.

This letter may not be distributed or sent in or into Canada, Australia or Japan.

                         ------------------------------

                                                  J.HENRY SCHRODER & CO. LIMITED
                                                                   120 CHEAPSIDE
                                                                          LONDON
                                                                        EC2V 6DS

                                                                  3 October 1998

To the holders of General Cable securities who have not validly accepted the Offer

Dear Sir or Madam

RECOMMENDED OFFER ON BEHALF OF TELEWEST FOR GENERAL CABLE

You will find with this letter a statutory notice which we, on behalf of Telewest Communications plc ("TELEWEST"), are sending you under the provisions of section 429 of the Companies Act 1985 in connection with the recommended offer by J.Henry Schroder & Co. Limited ("SCHRODERS") on behalf of Telewest for General Cable PLC ("GENERAL CABLE") made on 29 June 1998 (the "OFFER"). Telewest has acquired or contracted to acquire not less than nine-tenths in value of the General Cable shares (including General Cable shares represented by General Cable ADSs) to which the Offer relates and now intends to exercise its right under section 429 of the Companies Act 1985 to acquire the General Cable shares (including ordinary shares represented by ADSs) held by you.

Under the provisions of sections 428 to 430F of the Companies Act 1985, the General Cable shares (including ordinary shares represented by ADSs) now held by you will be transferred to Telewest at the expiry of six weeks from the date of the enclosed notice, unless application is made to the Court by you before the expiry of such period and the Court sees fit to order otherwise. Upon such transfer, you will be entitled to receive the consideration available under the terms of the Offer. This consideration will be held in trust by General Cable on your behalf in accordance with section 430 of the Companies Act 1985, pending written application by you (including, in respect of certificated shares, presentation of your General Cable share certificate(s)) to General Cable for the release of such consideration.


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The Offer remains open for acceptance until further notice and acceptances received will be handled in accordance with the terms of the Offer except to the extent that General Cable shares including ordinary shares represented by ADSs to which an acceptance relates have already been transferred to Telewest pursuant to sections 428 to 430F of the Companies Act 1985. If you wish to accept the Offer and receive the consideration to which you are entitled, you may still do so by completing, signing and returning the Acceptance Form (i) if you hold General Cable shares by hand or by post to Lloyds Bank Registrars, the Causeway, Worthing, West Sussex BN99 6DA or by hand only during normal business hours to Lloyds Bank Registrars, Antholin House, 71 Queen Street, London EC4 or
(ii) if you hold General Cable ADSs, by post to The Bank of New York, Tender & Exchange Department, P.O. Box 11248, Church Street Station, New York, NY 10286-1248 or by hand or overnight courier to The Bank of New York, Tender & Exchange Department, 101 Barclay Street, Receive and Deliver Window, New York, NY 10286.

If you have any questions relating to the matters set out in this letter, please contact either Lloyds Bank Registrars, The Causeway, Worthing, West Sussex, BN99 6DA (Tel: 01903 702767) (in the case of General Cable shares) or Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, NY 100122 (Tel: 888 750
5834) (in the case of General Cable ADSs).

Words and expressions used in this letter have the same meaning as in the Offer Document, unless stated otherwise


                                Yours faithfully

                              for and on behalf of

                         J. Henry Schroder & Co. Limited



                                   James Steel
                                    Director

Schroders, which is regulated by The Securities and Futures Authority Limited, is acting for Telewest and no-one else in connection with the Offer and the procedures under sections 428 to 430F of the Companies Act 1985 and will not be responsible to anyone other than Telewest for providing the protections afforded to customers of Schroders or for giving advice in relation to the Offer or the procedures under sections 428 to 430F of the Companies Act 1985.

If you fail to make a decision by 13 November 1998 and do not apply to the Court your General Cable shares will be acquired by Telewest pursuant to and in accordance with Part XIIIA of the Companies Act 1985 on the basis set out above.